Exhibit 10.8

AMENDED NON-NEGOTIABLE PROMISSORY NOTE

$2,30,000.00	March 2, 2005

FOR VALUE RECEIVED, as evidenced in Exhibit “A” and The Bill of Sale attached hereto, Espre Solutions, Inc., a Nevada corporation, maintaining offices at 5700 West Plano Parkway, Plano, Texas 75093 (hereinafter referred to as “Espre”) promises to pay to the order of Video Software Partners, LLC, a Texas limited liability company, at P.O. Box 261273, Plano, Collin County, Texas 75026-1273 (“Video”), or at such other place as Video may designate from time to time, the principal sum of Two Million Three Hundred Ten Thousand Dollars ($2,310,000.00), without interest, in the following principal sums and on the following dates:

(a)	$200,000 in cash paid on March 2, 2005 leaving the following:

(b)	$660,000 payable in twelve (12) installments of $55,000 each commencing April 1, 2005, with the final installment payable March 1, 2006;

(f)	(c)The balance of $1,650,000 shall be paid by Espre on March 2, 2005, where Espre shall transfer, assign or otherwise deliver to Video 825,000 shares of restricted common stock which shall be held and not sold by Video for one (1) year from the date of issuance. Thereafter, Video may sell any or all of the 826,000 shares issued to Video, but only in accordance with a registration statement filed with the Securities and Exchange Commission or an exemption from registration and, if the resale of shares is done publicly and not pursuant to a registration statement, then only in accordance with Securities and Exchange Commission Rule 144. If the closing sales price is less than $2.00 per share of the Espre shares, then Video, at Video’s sole discretion may require, after written notice to Espre from Video, that Espre must repurchase the aforementioned 825,000 shares from Video no later than the close of business on March 11, 2005. In the event that Video shall elect to demand that Espre repurchase the aforementioned shares, then Espre shall have ninety (90) days from March 11, 2006 to pay Video the repurchase price of all of the 825,000 shares from Video at a price of $2.00 per share. Upon the occurrence of either the sale of Espre shares by Video as provided herein above or the repurchase of the 825,000 shares of Espre shares from Video at a price of $2.00 per share and the receipt by Video of the total repurchase amount, then this note shall be considered paid in full. In the event that Video elects for Espre to repurchase the aforesaid $825,000 shares of Espre stock and Espre fails to pay Video the sum of $1,650,000 within the time set forth herein above, then this note shall be deemed in default and without further notice to Espre, Video may take any and all legal steps to enforce this note and the accompanying security as provided under Texas law.

The parties hereto further agree, that the original note and Bill of Sale dated September 10, 2004, has been reinstated and is in good standing.

Upon a default in the payment of any installment of principal on this Note, Video shall issue a written notice of default and right to cure within thirty (30) days of the date the payment was due. In the event the default is not cured within thirty (30) days of the date the defaulted payment was due, Video shall have the right to accelerate the sums due and declare all sums immediately due and payable. In the event the aggregate principal indebtedness is not paid in full within thirty (30) days of written demand made by Video to Espre, Video will have the right to retain all principal payments made by Espre to Video to the date of the default. In such event Video shall also have the rights to the collateral upon default set forth in the Security Agreement of even date which secures the payment of this Note.

This Note shall be in default when any payment due under this Note is not paid on its due date. While in default, this Note shall bear interest at the highest rate permitted under then existing Texas law. If this Note is in default, the aggregate unpaid indebtedness shall, at the option of the Video, become immediately due and payable.

The Espre waives demand, notice and protest, and any defense by reason of extension of time for payment or other indulgence granted by the Video, and further agrees to pay all costs, charges and expenses of enforcement or collection, including reasonable attorneys’ fees, and further, if this Note is in default and is placed in the hands of an attorney for collection or if it becomes necessary to protect the security hereof, whether or not a complaint is filed, including, but not limited to, such attorneys’ fees incurred prior to the institution of litigation or in litigation, including trial and appellate review, and in arbitration, bankruptcy or other administrative or judicial proceedings. This Note shall be binding upon the Espre’s successors and assigns.

It is the intention of Espre and Video to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in any agreement entered into in connection with or as security for this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note or under any of the aforesaid agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder hereof (or, if this Note shall have been paid in full, refunded to Espre); (ii) in the event that the maturity of this Note is accelerated by reason of an election by the Holder hereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on this Note (or if this Note shall have been paid in full, refunded to Espre), and (iii) all calculations of the rate of interest taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note, that are made for the purpose of, in connection with or related to this credit obligation, if this is a consumer credit obligation (as defined or described in 12 C.F.R. 227, Regulation AA, promulgated by the Federal Reserve Board), the security for this credit obligation shall not extend to any non-possessory security interest in household goods (as defined in said Regulation AA) other than a purchase money security interest, and no waiver of any notice contained herein or therein shall be construed under any circumstances to extend to any waiver of notice prohibited by Regulation AA.

Unless changed in accordance with law, the applicable method of calculating the usury ceiling rate under Texas law shall be the indicated (weekly) ceiling rate in effect and applicable to this Note, as provided in Tex. Rev. Civ. Stat. Ann. art. 5069-1.04, as amended.

This Note can be prepaid in whole or in part at any time.

Any notice to the Espre provided for in this Note shall be given by mailing such notice by first class mail, addressed to the Espre at the address stated below, or to such other address as the recipient may designate by notice in writing.

Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be construed to mean or include any other gender or genders.

Espre hereby agrees to pay all costs of collection, foreclosure fees, reasonable attorneys’ fees and expert witness fees incurred by the holder of this Note, whether or not suit is filed hereon.

This Note shall be binding upon the Espre and its legal representatives, successors and assigns. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note.

Neither this Note nor any term or provision hereof may be altered or amended in any manner except by an instrument in writing signed by the Video and the Espre.

Neither this Note nor any right herein may be pledged, assigned, sole or otherwise negotiated by Video.

The terms and conditions of this Note and the rights, obligations and duties hereunder shall be construed and enforced in accordance with the laws of the State of Texas. Venue and jurisdiction with respect to any litigation concerning this Note shall be any federal or state court in Collin County, Texas.

THIS PROMISSORY NOTE, THE SECURITY AGREEMENT, ANY ASSIGNMENT THEREOF, AND ALL OTHER LOAN DOCUMENTS EXECUTED SUBSTANTIALLY CONCURRENTLY HEREWITH TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

ESPRE SOLUTIONS, INC.,
a Nevada corporation

By: /s/ Peter Ianace
Peter Ianace

Its: President
(“Espre”)
Address of Espre:
5700 West Plano Parkway
Plano, Texas 75093

BILL OF SALE

STATE OF TEXAS	§
§ KNOW ALL MEN BY THESE PRESENTS
COUNTY OF COLLIN	§

Video Software Partners, LLC, a Texas Limited Liability company maintaining its principal office and place of business in Plano, Collin County, Texas, for and in consideration of the sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) paid and to be paid pursuant to that certain “Amended Non-Negotiable Promissory Note” of even date herewith to be paid by Espre Solutions, Inc., a Nevada corporation maintaining its principal office and place of business at 5700 West Plano Parkway, Plano Texas 75093, the receipt of which is hereby acknowledged, does hereby bargain, sell, grant, convey, transfer and deliver to Espre Solutions, Inc., all right, title and interest of Video Software Partners, LLC, in the Intellectual Property, being the "Software Products" described on Exhibit "A" attached hereto, including all source codes, patents, copyrights, license agreements, royalty interests and other income and property rights associated with the Software Products.

To have and hold the same unto Espre Solutions, Inc., its successors and assigns; and Video Software Partners, LLC, for itself, its successors and assigns agrees to and with Espre Solutions, Inc., to warrant and defend title to the Software Products, Intellectual Property and their associated rights hereby sold to Espre Solutions, Inc., against any and all persons whatsoever.

WITNESS our hand on this the 2nd day of March, 2005.

VIDEO SOFTWARE PARTNERS, LLC

By:	/s/ Dennis Somers
Dennis Somers, President

EXHIBIT “A”

SECURITY INTEREST THE FOLLOWING SOFTWARE PRODUCTS:

CORE LIGHTENING STRIKE ENCODER/DECODER	VERSION 1.11

VIDEO INTERACTIVE MULTI-POINT	VERSION 1.6

VIDEO MESSENGER PRO	VERSION 4.3

STREAMING VIDEO ENCODER/DECODER	VERSION 1.10

STILL IMAGE COMPRESSION	VERSION 1.10

POWER ZOOM	VERSION 1.10

FACIAL RECOGNITION	VERSION 1.2

LICENSING SERVER	VERSION 1.0

VM POST SERVER	VERSION 1.0

WEBSITE	VERSION 2.0

In addition to the foregoing, Espre Solutions, Inc., grants a security interest in all personal property sold to them by Video Software Partners, LLC, as set forth in that certain Bill of Sale of even date and includes the Intellectual Property, including all source codes, patents, copyrights, license agreements, improvements, upgrades, modifications, new patents, accessions, and proceeds.